    As filed with the Securities and Exchange Commission on March 14, 2000

                                                      Registration No. 333-31118

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                _______________

                       PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                _______________

                         NANOPIERCE TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

           NEVADA                                           84-0992908
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                           Identification No.)

                      370 Seventeenth Street, Suite 3580
                            Denver, Colorado 80202
                                (303) 592-1010
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               Paul H. Metzinger
                     President and Chief Executive Officer
                         Nanopierce Technologies, Inc.
                      370 Seventeenth Street, Suite 3580
                               Denver, Colorado
                                (303) 592-1010
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                             With copies sent to:
                           Robert J. Ahrenholz, Esq.
                           Joshua M. Kerstein, Esq.
                                Kutak Rock LLP
                      717 Seventeenth Street, Suite 2900
                            Denver, Colorado  80202
                                (303) 297-2400

     Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.
                                _______________
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


                        CALCULATION OF REGISTRATION FEE

                                                    Proposed                 Proposed
      Title of each class            Amount         maximum                  maximum              Amount of
        of securities to             to be        offering price         aggregate offering       registration
         be registered             registered      per share(1)               price(1)               fee(2)
-------------------------------------------------------------------------------------------------------------
Warrants(3)                           630,000        $2.915                 $1,836,450            $  485
-------------------------------------------------------------------------------------------==================
Common stock underlying               630,000            --                         --                --
 warrants(4)
-------------------------------------------------------------------------------------------==================
Common  stock underlying 6%         1,029,160        $2.915                 $1,500,000            $  396
 convertible debentures
-------------------------------------------------------------------------------------------==================
Common stock underlying the         1,715,266        $2.915                 $2,500,000            $  660
 conditional warrant to
 purchase $2,500,000 principal
 amount of 6% convertible
 debentures(5)
-------------------------------------------------------------------------------------------==================
Total                                      --            --                 $5,836,450            $1,541(6)
=============================================================================================================

____________
(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Registration fee calculations are based on the filing fee of $264 per $1,000,000 of securities registered.
(3) Includes 250,000 warrants that are exercisable upon exercise of the conditional warrant. Registration fee is calculated pursuant to Rule 457(g) based on the exercise price of the warrants at the time of the filing of this registration statement. Pursuant to Rule 416, this registration statement also covers the shares of common stock as may be issuable pursuant to the anti-dilution provisions of the warrants. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the common stock underlying the exercise of the warrants.
(4) Pursuant to Rules 457(i) and 457(g), no separate registration fee is payable with respect to the common stock underlying the warrants. Pursuant to Rule 416, this registration statement also covers the shares of common stock as may be issuable pursuant to the anti-dilution provisions of the warrants.
(5) Pursuant to Rule 416, this registration statement also covers the shares of common stock as may be issuable pursuant to the anti-dilution provisions of the debentures. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the common stock underlying the conversion of the debentures into common stock.

(6) Of the $1,541 registration fee, $1,387 was previously paid with the Registration Statement filed on February 25, 2000. The additional registration fee of $154 is paid with this amendment.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended or until this registration statement shall become effective on such date as the commission, acting pursuant to section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to completion, dated March 14, 2000


                                  PROSPECTUS


                         NANOPIERCE TECHNOLOGIES, INC.
                         -----------------------------
                      370 Seventeenth Street, Suite 3580
                            Denver, Colorado 80202



                       3,374,426 shares of common stock
                    630,000 common stock purchase warrants


      The sellers: All of the securities offered by this prospectus are offered from time to time by the selling security holders identified in this prospectus.


      Market for
      securities:  Our common stock is traded on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "NPCT." The common stock is also traded on the Third Market Segment of the Frankfurt Stock Exchange under the symbol "NPI." There is no market for the warrants offered by this prospectus and you should not expect one to be established in the future.



      Investing in the common stock or the warrants involves a high degree of risk.  See "RISK FACTORS" beginning on page 5.




      The shares of common stock offered by this prospectus represent about
                   6.33% of our issued and outstanding common stock as of February 1, 2000, assuming that, as of that date, all of our outstanding convertible securities are exercised and converted into common stock, the warrants in this offering are converted into common stock and all of our outstanding convertible debentures are converted into the maximum number of shares provided by the debenture. On March 13, 2000, the last reported sale price of the common stock was $6.13 per share. See "DESCRIPTION OF THE SECURITIES--Common Stock."



      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is March __, 2000.

                               TABLE OF CONTENTS

                                                     Page
                                                    -----
FORWARD-LOOKING STATEMENTS........................    1
PROSPECTUS SUMMARY................................    2
RISK FACTORS......................................    5
USE OF PROCEEDS...................................   12
THE COMPANY.......................................   13
DESCRIPTION OF SECURITIES.........................   22
SELLING SECURITY HOLDERS..........................   25
PLAN OF DISTRIBUTION..............................   25
EXPERTS...........................................   27
AVAILABLE INFORMATION.............................   27
ADDITIONAL INFORMATION............................   27
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...   27

                          FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. We base these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our company, including:

     . the rate of market development and acceptance of the interconnect technology in the industry within which we are concentrating our business activities;

     .  the limited revenues and significant operating losses generated to date;

     . the possibility of significant ongoing capital requirements and our ability to secure financing as and when necessary;

     . our ability to compete successfully with the other providers of interconnect technologies;

     . our ability to retain the services of our key management, and to attract new members of the management team; and

     . our ability to obtain and retain appropriate patent, copyright and trademark protection of our intellectual properties and any of our products.

     You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     The following summary highlights certain information contained throughout this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the securities offered by this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the risk factors.

The Company

     We were incorporated on June 22, 1996 as Sunlight Systems, Ltd, a Nevada corporation. Our corporate offices are located at 370 - 17th Street, Suite 3580, Denver, Colorado 80202, and our telephone number is (303) 592-1010. Our common stock is traded on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "NPCT." Our common stock also is traded on the Third Market Segment of the Frankfurt Stock Exchange under the symbol "NPI."

     On February 26, 1998, we changed our name to Nanopierce Technologies, Inc. and we acquired the intellectual property rights related to our patented Particle Interconnect Technology (the "particle technology") from Particle Interconnect Corporation, a Colorado Corporation, a wholly owned subsidiary of Intercell Corporation, also a Colorado Corporation and our affiliate. We acquired the particle technology to pursue a more focused, strategic application and development of the particle technology. We have designated and are commercializing our particle technology as the Nanopierce Connection System (the "connection system").

     Our particle technology is protected by 10 patents, two pending patent applications and two patent disclosure documents that are currently in preparation, all of which we now own. The particle technology is based on modifying a contact surface by depositing on that surface metal-coated microscopic particles. Generally, the patents and patent applications relate to hard particles coated with a conductive material such as copper or nickel which are deposited onto a foundation such as a printed circuit board, a thin plate onto which electronic components are placed, a socket, connector or conductor to make electrical connections with what we believe is superior conductivity. See "THE COMPANY - The particle technology."

     Our market strategy is to offer the connection system in products, services and technology packages into market segments and commercial applications in which the connection system either has a significant cost advantage or is enabling, in that it enables electronic manufacturers to successfully produce products that may not be otherwise possible. We intend to adopt and have begun to implement a three-part approach to commercialize our particle technology.
The first part of our strategy is to generate royalty revenues by forming strategic relationships with, or licensing the particle technology to, established companies in the markets in which the connection system is applicable. The second part of our strategy is to establish joint ventures with established industry participants. The third part of our strategy is to organize operating subsidiaries that produce components or systems utilizing the connection system. See "THE COMPANY."

The Offering

     This offering includes:

          .  warrants to purchase 630,000 shares of our common stock and

          . 3,374,426 shares of our common stock that will be issued upon the exercise of all of the warrants and conversion of all of our 6% convertible debentures into common stock. The warrants and convertible debentures include those that may be issued upon exercise of a conditional warrant purchased by Equinox Investors
             LLC described elsewhere in this prospectus.

     Warrants

     The warrants offered include 150,000 warrants issued to Equinox Investors LLC, 230,000 warrants issued to EBI Securities Corporation and 250,000 warrants to be issued to Equinox Investors LLC upon the exercise of the conditional warrant purchased by Equinox Investors LLC.

     Common Stock

     The 3,374,426 shares of common stock offered in this prospectus includes:

          . 380,000 shares of common stock issued upon on the exercise of the warrants;

          . 514,580 shares of common stock issued upon the conversion of $1,500,000 of our 6% convertible debentures based upon the price of our common stock on February 24, 2000 and up to an additional 1,372,213 shares of common stock issuable upon conversion of our 6% convertible debentures if the price of our common stock declines below that price;

          . 250,000 shares of common stock based on the exercise of the warrants to be issued under the conditional warrant purchased by Equinox Investors LLC;

          . 857,633 shares of common stock based on the exercise of the conditional warrant purchased by Equinox Investors LLC to purchase $2,500,000 of our 6% convertible debentures and the conversion of these debentures into common shares at a conversion price of $2.915 per share as described more fully in this prospectus. We are not offering the debentures in this prospectus.

Use of Proceeds

     We have received $1,500,100 in proceeds from the sale of convertible debentures, warrants to purchase shares of common stock and a conditional warrant to Equinox Investors LLC. We expect to receive an additional $4,336,450 in proceeds if:

          . the conditional warrant purchased by Equinox Investors LLC is exercised;

          . the warrants for 150,000 shares of common stock previously sold to Equinox Investors LLC are exercised at an exercise price of $2.915 per share;

          . the additional 6% debentures in principal amount of $2,500,000 are purchased by Equinox Investors LLC;

          . additional warrants to purchase 250,000 shares of common stock are issued to Equinox Investors LLC pursuant to the conditional warrant and are exercised at an exercise price of $2.915 per share; and

          . the warrants for 230,000 shares of common stock previously sold to EBI Securities Corporation are exercised at an exercise price of $2.915 per share.

     We cannot assure you that the conditional warrant or any of the warrants will be exercised or that the additional debentures will be purchased. We will not receive any proceeds from the conversion of the debentures into common shares.

     We have used or we expect to use the proceeds from the sale of the convertible debentures, the warrants and the conditional warrant to fund operations, production, marketing, sales and, possibly, to acquire other technologies. We intend to use the proceeds from the exercise of the warrants or the additional debentures for working capital purposes. See "USE OF PROCEEDS."

Risk Factors

     Your investment in the warrants and the common stock offered in this prospectus involves a high degree of risk. See "RISK FACTORS" on page 5.

                                 RISK FACTORS

     When deciding whether or not to purchase the warrants or common stock offered in this prospectus, you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, you could lose all or part of the money you paid to buy our common stock or our warrants.

We have a limited operating history

     Our operating history that is relevant to our new business plan is limited, and we have limited experience or business history marketing the particle technology and no experience licensing any products that use the particle technology. We cannot assure you that products using the particle technology will ever be brought to the market, even if we hire experienced personnel and go through the product testing process.

Our revenues depend on bringing the particle technology to the marketplace

     We do not anticipate generating revenues until products utilizing the particle technology are developed, marketed, manufactured and brought to the marketplace. We anticipate that developing our particle technology and products will be expensive. The costs that we expect to incur include application engineering expenses, marketing costs and other general and administrative expenses. Even if we successfully develop the particle technology, we may be unable to compete successfully in the marketplace, or the development of the technology may not generate enough revenue to offset our operating costs.

We have a history of losses because our operating expenses exceed our revenues

     We recently have incurred increased operating expenses without a corresponding increase in revenues. We reported a net loss of $487,092, $1,137,334 and $3,139,439 for the fiscal years ended June 30, 1997, 1998 and 1999. Of the net loss in 1999, approximately $2,056,275 was attributable to non-cash transactions involving the issuance of stock for services or in lieu of interest payments. As of December 31, 1999, our total indebtedness was $728,964. As of December, 31, 1999 our 33% shareholder, Intercell Corporation, owed us $123,865. We do not know when Intercell Corporation will be able to pay us these funds.

We may not be able to continue as a going concern

     Our independent auditors' report of our financial statements as of June 30, 1999 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. If we are unable to secure significant additional financing, we may be obligated to seek protection under the bankruptcy laws and our shareholders may loose their investment.

We do not expect to pay dividends in the foreseeable future

          We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

We only have informal joint ventures or partnerships in place and cannot guarantee that any formal or additional agreements will be entered into in the future

     We believe that our long-term profitability and growth depends on entering into licensing or joint venture relationships with various manufacturers to develop and market products using the particle technology. We have recently entered into some informal agreements but have not entered into any formal agreements to date. We cannot assure you that any additional informal agreements will ever be entered into, or that any formal agreements that we enter into in the future will be profitable. Our business could be negatively impacted if we fail to enter into formal agreements or more informal arrangements. See "THE COMPANY--Sales and Marketing Strategy--Strategic Alliances."

Our inability to establish a market presence with our particle technology could cause consumers to use alternative technologies

     We believe that it is important to establish a market presence for our particle technology within the next two years. Any delay in establishing the particle technology could cause prospective customers to use alternative technologies. To achieve a market presence, we have begun negotiating to enter into joint ventures, licensing or other similar arrangements with one or more manufacturers. However, we cannot assure you that these attempts will be successful. Any loss of our potential customers to alternative technologies could adversely affect our business and financial condition.

We may be unable to meet our ongoing needs for additional capital

     We cannot accurately predict how much money we will need to implement our strategic business plan or to continue operations. Our future capital requirements, the likelihood that we can obtain money and the terms of any financing will be influenced by many different factors, including:

          . our revenues,

          . the status of competing products in the marketplace,

          . our performance in the marketplace,

          . our overall financial condition,

          . our business prospects,

          . the perception of our growth potential by the public, including potential lenders,

          . our ability to enter into joint venture or licensing relationships to achieve a market presence and

          . our progress in developing, marketing and selling the particle technology.


     While we are confident, based on recent discussions, that we will be able to obtain adequate financing in a timely fashion, if we cannot obtain adequate financing or if the terms on which we are able to acquire financing are unfavorable, our business and financial condition could be negatively affected. We may have to delay, scale back or eliminate some or all of our development and manufacturing programs, if any. We may also have to go to third parties to seek financing, and in exchange, we may have to give up rights to some of our technologies, patents, potential products or other assets.

We cannot guarantee the quality, performance or reliability of our products

     We have no prior experience in taking technology to the manufacturing or production stage. We plan to have licensees or co-joint venturers manufacture products using the particle technology. We expect that the customers of these products will demand quality, performance and reliability. We cannot assure you that our future licensees or co-joint venturers will be able to meet the quality control standards that may be established by equipment manufacturers and other customers of products utilizing the particle technology.

There may be insufficient demand for our particle technology

     We must convince our potential customers that the particle technology is technologically sound and can be manufactured efficiently and cost-effectively before connector manufacturers and electronic equipment manufacturers will be willing to use our technology. To create this consumer demand, we have to successfully market and sell our new technology. Even after these efforts, our particle technology may not be viewed by consumers as an improvement over existing technologies and may not achieve commercial acceptance.

We may be unable to hire and retain key personnel

     Our future success depends in part on the continued contributions of our key technical and senior management personnel. Our success also depends on our ability to attract and retain additional qualified technical personnel with experience in manufacturing and personnel with experience in marketing. We may be unable to attract or retain these necessary personnel. If we fail to attract or retain skilled employees, or if a key employee fails to perform in his or her current position, we may be adversely affected.

We may be unable to successfully compete in the marketplace

     The interconnect market is highly competitive. We will compete with suppliers of other interconnect technologies such as Thomas and Betts, Alpha Metals and major electronic technology manufacturing leaders such as Philips, Siemens and IBM. We are disadvantaged competing against these competitors in several different areas, including:

 .    financial resources;

 .    technological resources;

 .    manufacturing capabilities;

 .    diversity of revenue sources and business opportunities;

 .    personnel and human resources; and

 .    research and development capabilities.

     Our larger competitors have long-term advantages over us in research and new product development and have a greater ability to withstand periodic downturns in the interconnect market because they have diverse product lines that can provide revenue even when there is a downturn in the interconnect market.

     We are also in competition with new technologies and products that have not yet been developed. Our ability to compete successfully depends in part on our capability to upgrade our products and quality control procedures and to adapt to technological changes and advances in the electronics industry. To compete, we must make sure that products that are introduced with our technology remain compatible with evolving generations of electronic components and manufacturing equipment. We cannot assure you that we will be successful in these endeavors.

Changes in technology could render our particle technology obsolete

     The interconnect market is subject to rapid technology changes. New products are introduced, old products are enhanced and others become obsolete. The entire interconnect market may be replaced by a newer form of technology.
To be competitive in this quickly evolving market, we must develop, market and sell our products on a timely and cost-effective basis. We also must respond to the ever changing requirements and demands of our customers. Our success in developing new or enhanced technologies depends on successful new product selection and integration of our particle technology into products. Our success will also depend on how quickly competitors can design and develop competing products and technologies. We cannot assure that we will be successful in selecting, developing, and marketing new technologies or that errors or flaws in the new technologies will not prevent or delay market acceptance. If we cannot introduce technologies and products that satisfy market demands in a timely manner, we may be negatively affected.

We may be unable to obtain and retain appropriate patent, copyright and trademark protection of our products

     We protect our intellectual property rights through patents, trademarks, trade names, trade secrets and a variety of other measures. However, these measures may be inadequate to protect our intellectual property or other proprietary information.

     . Trade secrets may become known by third parties. Our trade secrets or proprietary technology may become known or be independently developed by competitors.

     . Rights to patents and trade secrets may be invalidated. Disputes may arise with third parties over the ownership of our intellectual property rights. Patents may be invalidated, circumvented or challenged, and the rights granted under those patents that provide us with a competitive advantage may be nullified.

     . Problems with future patent applications. Pending or future patent applications may not be approved, or the scope of the granted patent may be less than the coverage sought.

     . Infringement claims by third parties. Infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification may be asserted by third parties in the future. If any claims or actions are asserted against us, we can attempt to obtain a license for that third party's intellectual property rights. However, the third party may not provide a license under reasonable terms, or may not provide us with a license at all.

     . Third parties may develop similar products. Competitors may develop similar products, duplicate our products or may design around the patents that are owned by us.

     . Laws in other countries may insufficiently protect intellectual property rights abroad. Foreign intellectual property laws may not adequately protect our intellectual property rights abroad. Our failure to protect these rights could adversely affect our business and financial condition.

     . Litigation may be required to protect intellectual property rights. Litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity of and scope of the rights of third parties or to defend against claims of infringement or invalidity by third parties. Such litigation could be expensive, would divert resources and management's time from our sales and marketing efforts, and could have a materially adverse effect on our business, financial condition and results of operations and on our ability to enter into joint ventures or partnerships with others.

License rights to particle technology may limit our ability to compete

     Before we acquired the patents, patent applications and licenses from the original owners of the particle technology, the inventor of the particle technology granted five companies exclusive and non-exclusive licenses to use the patents and patent applications relating to the particle technology. At this time, only two of the five licensees are using our technology and none of these licenses relate to either smart card or smart label technology. These licenses restrict us as follows:

     . Exclusive licenses prevent us from competing against the exclusive licenses. We cannot compete in the fields in which exclusive licenses have been granted. An exclusive license was granted in the field of sockets for use in the automated handling and testing of integrated circuits, a type of semiconductor in which a number of transistors and other elements are combined to form a more complicated circuit .

     . Non-exclusive licenses allow licensees to compete against us in certain areas. The licensees with non-exclusive licenses can compete directly with us or our other future licensees. Non-exclusive licenses have been granted to use the particle technology for electrically conductive components, laminate-based and metal-based products and semiconductor products. If the present licensees decide to compete with us or our future licensees, this competition could adversely affect our business.

No market exists for the warrants

     No public market exists to trade the warrants offered in this prospectus and we do not intend to have the warrants listed on any national securities exchange or quoted through the NASDAQ automated quotation system. We cannot assure you that there will be a market to sell the warrants, or the price at which holders would be able to sell their warrants. The price that holders would be able to obtain depends on many factors, including our operating results and the market for similar securities. See "DESCRIPTION OF SECURITIES - Warrants."

State Blue Sky Laws may prevent sales of securities

     Before we or any seller can sell any securities to a purchaser, state securities laws require that the securities be registered or qualified for sale in the state where the purchaser resides, or else fall within an exemption from registration. We will not issue common stock to persons who want to convert their debentures into common shares, or allow persons to exercise their warrants, unless the debentures, the warrants, and underlying common stock are registered or fall under an exemption from registration in the state in which the purchaser resides. We will not knowingly sell the securities to purchasers in jurisdictions in which the securities are not registered or otherwise qualified for sale or exempt. However, there is a risk that purchasers may buy the securities in the after-market or may move to jurisdictions in which the securities are not registered, qualified, or exempt. We cannot guarantee that any purchaser will be able to effect any required registration or qualification. See "DESCRIPTION OF SECURITIES - Warrants."

Federal laws may prevent conversion of debentures and exercise of warrants

     For the warrants to be exercisable, and for the debentures, that are not offered in this prospectus, to be convertible into common stock, that is offered in this prospectus, we must maintain a current registration statement on file with the SEC. This can be done by filing post-effective amendments to this registration statement or by filing a new registration statement to reflect the exercise of debentures and warrants. We have agreed to use our best efforts to file and maintain a current registration statement with the SEC relating to the warrants and underlying shares of common stock to the warrants and to the debentures included in this prospectus. However, we cannot assure you that the securities covered by this prospectus will continue to be registered. The value of the warrants could be adversely affected at some point in the future if there is no effective registration statement to cover the warrants. See "DESCRIPTION OF SECURITIES."

This offering and the sale of securities by current security holders could cause dilution of existing holders of the common stock by decreasing the price of our common stock

     The market price of the common stock could be adversely affected by sales of substantial amounts of common stock in the public market after this offering, by the perception that those types of sales could occur or by the fact or perception of events which would have a dilutive effect on the market for the common stock. As of February 1, 2000, we had 34,453,791 shares of our common stock outstanding. After this offering, we could have up to an additional 3,374,426 shares of common stock outstanding, or 9.79%, of the issued and outstanding stock as of February 1, 2000. If all of our outstanding convertible securities were also converted into common stock, we would increase our outstanding common stock in an amount of up to 35.40%, and we could have up to 53,330,717 shares of common stock outstanding. Future transactions with other investors could further depress the price of our common stock because of additional dilution. See "DESCRIPTION OF SECURITIES."

Common stock price could be effected by the ability of holders of our common stock to sell their stock

      The market price of the our common will be influenced by the ability of common stock holders to sell their stock.

     . Freely Transferable Shares. Of the 34,453,791 shares of our common stock that were outstanding as of February 1, 2000, approximately 16,349,834 shares currently are freely transferable and constitute the "float" in the public market for the common stock. Of the 37,828,217 shares of our common stock that could be outstanding after this offering, the "float" in the public market for the common stock would remain at 16,349,834 shares.

     .    Restricted Shares.   Of the 34,453,791 shares of our common stock that
          were outstanding as of February 1, 2000, approximately 18,103,957 shares currently are "restricted" or "control" securities within the meaning of Rule 144 under the Securities Act. Of the 37,828,217 shares of our common stock that could be outstanding after this offering, up to 21,478,383 shares of the common stock would be "restricted" or "control" securities. These restricted securities cannot be sold unless they are registered under the Securities Act, or unless an exemption from registration is otherwise available, including the exemption that is contained in Rule 144. Under Rule 144, a person that is holding our common stock can sell shares based generally on certain limitations as described below.

              . Affiliates. Any "affiliate," as that term is defined under the Securities Act, who has beneficially owned our common stock for at least a year, can sell shares of our common stock subject to the following volume limitation: in any three-month period, the affiliate cannot sell more shares of our common stock than the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the then outstanding shares of common stock during the four calendar weeks preceding the sale.

              . Non-affiliates. A person who is not deemed our "affiliate" who has beneficially owned shares of our common stock for at least a year can sell shares of our common stock subject to the same volume limitation described above. Alternatively, a person who is not our "affiliate" who has beneficially owned shares of our common stock for at least two years can sell shares of our common stock without regard to this volume limitation. See "DESCRIPTION OF SECURITIES," and "PLAN OF DISTRIBUTION. "

We could issue preferred stock that could adversely effect the rights of the common stock holders

     We are authorized to issue up to 5,000,000 shares of our preferred stock, $.0001 par value per share. Our articles of incorporation gives our board of directors the authority to issue preferred stock without approval of our stockholders. We may issue preferred stock to finance our operations. We may authorize the issuance of our preferred stock in one or more series. In addition, we may set several of the terms of the preferred stock, including:

     .  dividend and liquidation preferences,

     .  voting rights,

     .  conversion privileges,

     .  redemption terms, and

     .  other privileges and rights of the shares of each authorized series.

     The issuance of large blocks of preferred stock could have a dilutive effect on our existing shareholders and it can negatively impact our existing stockholders' liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue or preferred stock to third parties as a method of discouraging, delaying or preventing a change in control in our present management.

The resale of our common stock by you may be limited because of its low price which could make it more difficult for broker/dealers to sell our common stock

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Regulations enacted by the SEC generally define a penny stock as an equity security that has a market price of less than $5.00 per share, subject to some exceptions. Unless an exception applies, a disclosure schedule explaining the penny stock market and the risks associated with investing in penny stocks must be delivered before any transaction in penny stock can occur.

     In addition, if our securities are not quoted on NASDAQ or if they do not meet an exception to the penny stock regulations cited above, trading in our securities would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend penny stocks to persons that are not established customers or accredited investors must make a special determination in writing for the purchaser that the investment is suitable, and must also obtain the purchaser's written agreement to a transaction before the sale.

     The regulations could limit the ability of broker/dealers to sell our securities and thus the ability of purchasers of our securities to sell their securities in the secondary market if our common stock has a market price of less than $5.00 per share.

                                USE OF PROCEEDS

     Under the terms of the Securities Purchase Agreement (the "Securities and Purchase Agreement") between us and Equinox Investors LLC, dated as of January 11, 2000, for an aggregate purchase price of $1,500,100, we sold to Equinox Investors LLC:

     . warrants to purchase 150,000 shares of common stock (the "initial Equinox warrants"),

     . 6% debentures in the principal amount of $1,500,000 (the "initial Equinox debentures") and

     .    a conditional warrant (the "conditional warrant") to purchase

              . 6% convertible debentures in the principal amount of up to $2,500,000 (the "additional Equinox debentures") and

              . warrants to purchase up to 250,000 shares of common stock (the "additional Equinox warrants").

Together, the initial Equinox debentures and the additional Equinox debentures are referred to as the "Equinox debentures" and the initial Equinox warrants and the additional Equinox warrants are collectively referred to as the "Equinox warrants."

     We also issued to EBI Securities Corporation warrants to purchase 230,000 shares of common stock (the "EBI warrants").

     We expect to collect up to a total of $5,836,550 if all the securities issued by us are converted or exercised as described in this prospectus. The proceeds that we expect to collect includes the $1,500,100 that we have already received from the offering of initial Equinox warrants, the initial Equinox debentures and the conditional warrant and an additional $4,336,450 in proceeds that we will receive if the following conditions are met:

     . The conditions to exercising the conditional warrant that are as specified in the conditional warrant are met,

     . The 150,000 initial Equinox warrants are exercised at an exercise price of $2.915 per share;

     . All of the additional Equinox debentures in principal amount of $2,500,000 are purchased;

     . All of the additional Equinox warrants to purchase 250,000 shares of common stock are issued to Equinox Investors LLC pursuant to the conditional warrant and are exercised at an exercise price of $2.915 per share; and

     . All 230,000 of the EBI warrants are exercised at an exercise price of $2.915 per share.

     We have used or we intend to use the proceeds from the sale of the initial Equinox warrants, the initial Equinox debentures and the conditional warrant to fund operations, to expand production, marketing and sales and possibly to acquire other technologies. We expect to use substantially all of the proceeds received from the sale of the additional Equinox debentures and the exercise of the additional Equinox warrants and the EBI warrants, for general working capital purposes. However, no assurance can be given that any of the Equinox debentures will be purchased or that proceeds will be generated from the exercise of the Equinox warrants or the EBI warrants.

     We will not receive any proceeds from the conversion of the Equinox debentures into common stock. To the extent they are resold by Equinox Investors LLC, we will not receive any proceeds from the resale of the Equinox warrants or from the sale of common stock issuable upon the exercise of the Equinox warrants or the conversion of any of the Equinox debentures into common stock. We will not receive any proceeds from the sales, if any, of any shares of common stock or the EBI warrants by EBI Securities Corporation. See "DESCRIPTION OF SECURITIES - Warrants."

                                  THE COMPANY

     We were incorporated on June 22, 1996 as Sunlight Systems, Ltd., a Nevada corporation. Our corporate offices are located at 370 - Seventeenth Street, Suite 3580, Denver, Colorado 80202, and our telephone number is (303) 592-1010. Our common stock is traded on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "NPCT." Our common stock is also traded on the Third Market Segment of the Frankfurt Stock Exchange under the symbol "NPI."

Overview

     We were incorporated as Sunlight Systems, Ltd. From June 22, 1996 through November 1996, we were engaged in limited activities as a dealer and distributor of sun tunnels. This business, however, was discontinued and substantially all assets were sold in November of 1996. From that time until February 1998, we were generally inactive and reported no significant operating revenues.

     On February 26, 1998, we changed our name to Nanopierce Technologies, Inc. and we acquired the intellectual property rights related to our patented Particle Interconnect Technology (the "particle technology") from Particle Interconnect Corporation, a Colorado Corporation, a wholly owned subsidiary of Intercell Corporation, a Colorado Corporation and our affiliate. In exchange for the assets of Particle Interconnect Corporation, we issued 7,250,000 shares of our common stock and 100 shares of our Series A Preferred Stock, convertible into 7,250,000 shares of common stock to Intercell Corporation. We acquired the particle technology to pursue a more focused, strategic application and development of the particle technology.

The particle technology--Nanopierce Connection System

     Our particle technology is protected by 10 patents, two patent applications and two patent disclosure documents that are currently in preparation, all of which we now own. The particle technology can be used to make highly reliable electrical connection without the need for soldering or traditional connector methods. The particle technology is based on modifying a contact surface by depositing on that surface metal-coated microscopic particles. Generally, the patents and patent applications relate to hard particles coated with a conductive material such as copper or nickel which are deposited onto a foundation such as a printed circuit board, a socket, connector or conductor to make electrical connections with what we believe is superior conductivity. The particle technology can be used on many different bases, whether flexible, rigid, metallic or non-metallic.

     The particle technology begins with metallized, treated diamonds or other hard particles, which have been closely screened to a specified size. The particles are tightly classified in sizes ranging from 5 microns to 125 microns, depending upon the product application. These electrically conductive particles are attached onto contact sites using standard printed circuit board manufacturing processes. The embedded particles create a surface with many points that provide numerous parallel electrical paths by allowing electricity to penetrate through an oxide, which is a non-conductive material, without requiring the wiping action of conventional contacts. Wiping action refers to the mechanical removal of oxides by sliding or rubbing the contact surfaces together. We believe that our non-wiping, oxide penetrating particle technology is capable of penetrating surface contamination and oils to create an effective and reliable electrical contact.

     The particles concentrate any contact force that is applied into a very small area or point. This concentration of contact force gives the particle the pressure, the force per square unit area, required to pierce oxides and other contaminants on most surfaces without requiring large amounts of force on the connector contact. The particle technology allows reliable connections to be made with as little as 10 grams of force per contact. This low level of force is sufficient to drive the particles through any oxides on an electrical contact surface, such as an input/output pad on an individual integrated circuit which is attached to a supporting surface. Moreover, the particles do insignificant damage to the mating surface. This provides a long service life in which many reconnections are possible because there is very little degradation of the contact surface.

     These particles can be applied to a variety of "substrates," which are foundations that provide a supporting surface, which can be flexible, rigid, metallic or non-metallic in nature.

     We have designated our particle technology in commercial settings as the Nanopierce Connection System (the "connection system").

Sales and Marketing Strategy

     Our market strategy is to offer the connection system in products, services and technology packages in those market segments and commercial applications in which the connection system has a significant cost advantage or is enabling, in that it enables electronic manufacturers to successfully produce products that may not be otherwise possible. This strategy has, until recently, taken longer than expected due to litigation which has been resolved in our favor. See "-- Legal Proceedings."

     We intend to adopt and have begun to implement a three-part approach to commercialize our particle technology. The first part of our strategy is to generate royalty revenues by forming strategic relationships with, or licensing the particle technology to, established companies in the markets in which we plan to compete and which generally have high entry barriers, including markets with entrenched competitors or foreign laws that effectively prohibit competition. We believe that the licensing of our technology to major industry partners will increase the speed at which particle technology is implemented and adopted and will also help to establish "brand" recognition for the particle technology.

     The second part of our strategy is to establish joint ventures with established industry participants. This strategy is designed to tap into existing markets and to establish leadership in markets requiring special skills or high capital investment. We have begun negotiations to establish these joint ventures. See "-Strategic Alliances" herein.

     The third part of our strategy is to organize two operating subsidiaries that produce components or systems utilizing the connection system in new market segments which have few or no established competitors and in which we believe we may be able to dominate with our technology. This strategy is designed to permit us to become one of the first to act within the emerging markets that are created by newly available technology advances or improvements. Also, we believe that we can capture additional value by controlling production in segments that have low capital requirements. We recently organized one operating subsidiary (as described below) to produce smart labels, which has low capital requirements and at the current time has no entrenched competitors. The second subsidiary that we propose to organize would apply our technology to "semiconductor wafers," that would eliminate the need for wire bond connections between the semiconductor and the system. The capital requirements for this second subsidiary would be very low and would involve technology that we believe would be completely new to the worldwide industry.


     Implementation Plan

     We also intend to implement our sales and marketing strategy through various proposed divisions in addition to the subsidiaries described above.

     Technology Division

     The "technology division" will include an application development team that will play a role analogous to corporate research and development or engineering by developing new applications for internal and external customers. This team also will allocate a portion of its resources for technology enhancement.

     Business Development Division

     Initially, the "business development division" will support all departments conducting revenue generating activities with sales and marketing. Later, the smart label subisdiary that was recently organized and the proposed semiconductor wafer subsidiary will each assume responsibility for its own marketing, while the business development division will continue to represent the technology transfer division (as defined below) to the industry. The business development division will also monitor the industry for acquisition and other strategic growth opportunities.

     Technology Transfer Division

     The "technology transfer division" represents a department which will conduct revenue generating activities based on commercial use of the connection system outside our company through licensees and other strategic partners. This division will support our licensees and partners with the installation of the connection system and the related training and support. Personnel for these activities will be drawn from the technology division, but costs that are directly associated with technology transfer activities will be charged to this division.

     Operating Subsidiaries

     On January 19, 2000, we incorporated a wholly owned subsidiary, NanoPierce Card Technologies GmbH, a German corporation in Munich, Germany. The subsidiary was formed to focus all of our business activities relating to the emerging smart card and smart label markets, and to better capitalize on our expectations of these applications, including the licensing of our technology.

     We also propose to organize a second subsidiary that would apply our technology to "semiconductor wafers." This would eliminate the need for wire bond connections between the semiconductor and the system.

     These operating subsidiaries would each act as independent divisions which will conduct revenue generating activities. Both of the subsidiaries would support a minimal level of technology and engineering effort and will rely on the technology transfer division for technology and engineering efforts. This allocation strategy will minimize redundant technology development efforts among divisions.

     Smart Cards and Smart Labels

     Commencing in January 1999, we successfully introduced our technology to applications in the manufacturing of smart cards. Of particular significance to manufacturers of contactless smart cards is the desire to obtain a secure, efficient connection between the microprocessor chip and the radio antenna in what are known as dual interface smart cards and contactless smart cards.

     Smart cards are plastic, flexible credit-card size devices embedded with a powerful microchip, designed to store and process information. Reliable connections in flexible applications are crucial to the card's operation. Smart cards are used as phone cards, health cards, identification cards, pay television cards, meter cards, bank cards, transportation tickets, access control cards and automatic dispenser cards. Contactless smart cards collect the energy to operate from a radio frequency emitted by a fixed or handheld reader device; therefore, they do not need a battery.

     A smart label is a paper thin identification label with a programmable integrated circuit inside and an antenna connected to it. The smart label communicates through radio frequency signals with a fixed position or hand held reader or writer over distances up to one meter. Smart labels collect the energy to operate from a radio frequency field emitted by a fixed or handheld reader device; therefore, they do not need a battery. The "substrate," or the foundation that provides a supporting surface, for a smart label is paper or plastic yielding a paper-thin flexible label, which can be self-adhesive and can be printed on. Uses for contactless smart labels include:

     .    labels applied to shipping or courier parcels;

     .    airline baggage tags;

     . retail labels applied directly by the manufacturer to the product, identifying the manufacturer, product type, production lot and a digital signature to prove genuineness;

     .    labels for inventory control; and

     .    labels for rental services, such as libraries and video stores.

     We believe that the market for smart cards and smart labels is poised for explosive growth. However, the lack of a cost-effective and reliable system for electrical connection of the microchip to the contact plate or antenna is a critical bottleneck holding the industry back. The industry cannot satisfy the market demands for cost-effective and reliable contactless smart cards and smart labels with the current technologies. We believe that the particle technology in the connection system may be the solution for the industry.

     We believe that we are strategically positioned to become a major participant in the large and growing smart card and smart label market. Current technologies cannot satisfy the cost and reliability demands of this market.
The connection system can meet the cost and reliability demands because (a) it provides single-step, low-cost manufacturing procedures; (b) it provides reliable connection on flexible substrates; and (c) it is thin enough to be used in the manufacturing of smart labels. Moreover, none of the outstanding licenses that have been granted with respect to the connection system relate to either smart card or smart label technology.

     Strategic Alliances

     In the Spring of 1999, we implemented our strategic business plan by forming strategic alliances intended to result in joint ventures to develop applications for our technology in the smart card and smart label industry. In that regard, we have successfully concluded three strategic alliances with participants in the industry and have also entered into four other informal agreements or discussions, each as described below. No assurances can be given to you that any of these agreements will generate revenues for us or will be profitable to us.

MULTITAPE GMBH & CO., KG AGREEMENT
----------------------------------

     On April 15, 1999, we entered into an application development agreement with Multitape, GmbH & Co., KG, of Paderborn, Germany to develop an application of the particle technology on chip module substrate tapes manufactured by Multitape. Multitape is a major supplier of chip module substrate tapes to numerous card manufacturers, including most all of the largest card manufacturers in the world, and continues to supply us with these tapes for testing with our technology. Should the ongoing tests of the technology on the substrate tapes and in various electronic applications prove successful to our satisfaction and to the satisfaction of Multitape, we have agreed with Multitape to enter into a more formal arrangement to commercialize the opportunity. As a result of our recent business developments including the completion of a financing, we anticipate that our business activities with Multitape will increase.

MEINEN, ZEIGEL & CO. AGREEMENT
------------------------------

     On May 17, 1999, we entered into a technology cooperation agreement with Meinen, Zeigel & Co. ("Meinen"), a company based in Munich, Germany, to develop applications of our technology for dual interface smart card modules and the qualification and industrialization of a chip module embedding process on Meinen equipment. Meinen is a developer, manufacturer and supplier of equipment used in the production of smart cards. Many of the world's largest smart card manufacturers utilize Meinen equipment to produce standard smart cards, contactless smart cards and dual interface cards. When we entered into this technology cooperation agreement with Meinen, we expected that Meinen would design new equipment based around the new manufacturing process enabled by adoption of our technology, which would allow them to design less expensive, more efficient, higher output, simpler production equipment. Due to internal corporate changes in Meinen, however, currently we are unable to predict if we will be able to enter into a formal joint venture agreement with Meinen to further implement the commercial exploitation of our technology.

ORGA KARTENSYSTEMES, GMBH AGREEMENT
-----------------------------------

     On June 11, 1999, we entered into a technology development agreement with ORGA Kartensystemes, GmbH ("ORGA"), of Flintbek, Germany, one of the world's largest smart card manufacturers. ORGA is working with us to apply the connection system to the design and manufacture of dual interface smart cards, particularly the connection between antenna and chip modules. We are still in the process of meeting the testing and qualification standards of ORGA. If the testing and qualification standards are met, we anticipate that we will enter into a formal joint venture or direct licensing of ORGA relating to this application of our technology.

CIREXX CORPORATION AGREEMENT
----------------------------

     In addition to the three agreements described above, we have also entered into an agreement-in-principle to form a joint venture or limited liability partnership with Cirexx Corporation located in Santa Clara, California. Cirexx Corporation is a world leader in the quick turn prototype design and production manufacturer of high technology, digital, radio frequency and analog flexible circuits and mixed technologies.

     The proposed joint venture or limited liability partnership will be organized to commercially exploit the connection system in all applications for which an exclusive license to others has not been issued. We are in the process of developing a joint marketing plan to address anticipated consumer demand for the connection technology in Cirexx products and processes and the equipment modifications and other technical working arrangements that must be made in order for Cirexx Corporation to be able to market and apply the connection technology from their facilities.

SCHLUMBERGER SYSTEMES, S.A.
---------------------------

     We have entered into a confidential disclosure agreement with Schlumberger Systemes, S.A. effective July 8, 1999. We are currently in the process of exchanging information with Schlumberger Systemes, S.A. relating to the application of our technology to dual interface smart cards and other applications.

TAIKO DENKI, LTD. PROPOSAL
--------------------------

     In addition to the strategic alliances described above, we are in discussions with other companies in the smart card industry relating to possible application of our technology to their product lines. Further, we are expanding the scope of our strategic business activities to now embrace potential applications of the connection system in the connector market. For example, we are currently in discussions with Taiko Denki, Ltd. ("Taiko"), one of Japan's leading connector manufacturers relating to the application of our technology to the connector products of Taiko. We have submitted a formal proposal to Taiko relating to the formation of a strategic business relationship. No assurances can be given that any proposal will be adopted.

     Research and Development

     To date, we have not incurred any significant amount on research and development costs and we do not intend to incur any material research and development costs during the next fiscal year. We hope to avoid incurring substantial research and development cash requirements by entering into joint ventures with others for the development of future products utilizing the particle technology.

     Financing

     In addition to the financing described in this prospectus, we recently entered into a letter agreement dated February 14, 2000, with Ladenburg Thalmann & Co. Inc., in which they would act as agent for up to $30 million in additional financing on a best-efforts basis over a period of up to 24 months. We cannot give you any assurances that this financing will be successfully completed.

Competition

     Competition in the electronic connector market is fierce. The principal competitive factors are product quality, performance, price and service. While we are unaware of any competitors using hard particles as an interconnect material, we and our licensees face competition from well established firms with other interconnect technologies. However, most of these competitors apply their technologies to very narrow markets or applications and most have had only limited success in mass commercialization of their technologies.

     We will face competition from the development of existing and future competing technologies. There currently exist approximately 28 different technologies that can be used to create interconnect solutions, including:

     . soldering, which uses an easily melted metal alloy to form a permanent joint between two parts;

     . wire bonding, which uses a wire connection created by applying heat and pressure;

     .  dendrite crystals, a pointed crystal used to make connections by IBM;

     . gold dot technology, which is connection technologies that use gold bumps;

     .  elastomers, which uses rubber-like synthetic materials; and

     . conductive adhesives, which glues two metal surfaces together to form an electrical connection.

These technologies currently are produced by materials and chemical suppliers, flexible and rigid printed circuit board manufacturers, as well as electronics manufacturers who produce their own materials and interconnect systems. Many of these competitors have substantially greater financial and other resources than we do. We believe that each existing technology currently has unacceptable limitations with regard to electrical and mechanical performance, manufacturability or cost as compared to the particle technology. However, there are no assurances that our particle technology can successfully compete with current or future technologies.

Intellectual Property

     We will rely on a combination of patents, patent applications, trademarks, copyrights and trade secrets to establish and protect our proprietary rights in the particle technology. As previously described, we currently own ten U.S. patents, which expire from February 14, 2006 to October 15, 2013, two pending patent applications, two patent applications in preparation and other intellectual property relating to the particle technology.

     Before our acquisition of the particle technology, Louis DiFrancesco, the inventor of the particle technology or the companies controlled by him granted the following exclusive and nonexclusive licenses to pursue the patents and patent applications relating to the particle technology:

     . an exclusive license to Exatron Automatic Test Equipment Inc. ("Exatron") for use in the field of sockets in the automated handling and testing of integrated circuits and some non-exclusive rights;

     . an exclusive license, that has since been terminated, to MicroModule Systems, Inc. for use in the field of some Multi-Chip Module thin film bases, except attached or associated products including integrated circuits, socket, lids, heat sinks, housings and printed circuit boards;

     . a non-exclusive license to Johnson-Matthey Semiconductor Packagings, Inc. ("Johnson-Matthey") for use in the field of laminate-based base products;

     . a non-exclusive license to Multiflex, Inc. for use in the field of the laminate-based bases and metal bases; and

     . a non-exclusive license to Myers Consulting, Inc. for use in the field of laminate-based bases, metal bases, and wafer or semiconductor products.

These licenses have indefinite terms and, provided that the conditions specified in the licenses are met, can be terminated by either party by written notice.
We retain the right to exclude all other companies from using our patented technology without a license. We may license other companies as we choose, provided the licenses are consistent with the exclusive licenses previously granted and other licensing restrictions that may appear in the prior licenses. None of these licenses apply to smart cards or to smart labels.

     All but the Exatron and Johnson-Matthey license agreements have been idle since their acquisition by us and, as a result, have not produced any royalty fees for us. Royalties under the Exatron agreement are being held and will continue to be held in an escrow account, and maintenance payments on one license are being held in a reserve account, outside of our control, until various legal issues are resolved. Louis DiFrancesco has the right and the obligation to pursue any royalties due under the Johnson-Matthey license agreement and, to the extent that he has been unable to obtain judgment and payment from Johnson-Matthey on royalties for a six month period that has already expired, we are obligated to guarantee any unpaid royalty balance and retain a right to pursue Johnson-Matthey for the unpaid balance. We have not been advised whether Mr. DiFrancesco has obtained any royalty payments from Johnson-Matthey and we estimate that the total amount of our guarantee to Mr. DiFrancesco could be as much as approximately $170,000. See "--Legal Proceedings."

     In addition, a two-year non-exclusive license has been issued to Louis DiFrancesco. Pursuant to the license, Mr. DiFrancesco is entitled to produce all sockets for all customers (except for sockets used in the automated handling and testing of integrated circuits) as well as layer to layer interconnections for one confidential customer. The license expires two years from its date of issuance, and is renewable for an additional two year period and will continue to be renewable for two year periods so long as a minimum payment of $25,000 on royalties from actual application of the technology are paid. See "--Legal Proceedings."

     In December 1998, MicroModule Systems, Inc. terminated all of its business operations and sold its assets to an industry associate. As a result of this, we have terminated the license of MicroModule Systems, Inc.

     There can be no assurance that patents will be issued from any of the pending applications, or that any claims allowed from existing or pending patents will be sufficiently broad enough to protect our particle technology. While we intend to vigorously protect our intellectual property rights, there can be no assurance that any patents held by us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to us. Litigation may be necessary to enforce our patents, patent applications, trade secrets, licenses and other intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement.

     This type of litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business and results of operations regardless of the final outcome of the litigation. Despite our efforts to maintain and safeguard our proprietary rights, there can be no assurances that we will be successful in doing so or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies.

     The semiconductor and interconnect industries are characterized by uncertain and conflicting intellectual property claims. We have in the past and may in the future become aware of the intellectual property rights of others that we may be infringing, although we do not believe that we are infringing any third-party proprietary rights at this time. To the extent that we deem it necessary, we may license the right to use technologies that are patented by others in products that they manufacture. There can be no assurance we will not in the future be notified that we are infringing other patent or intellectual property rights of third parties. In the event of infringement, there can be no assurance that a license to the technology in question could be obtained on commercially reasonable terms, if at all, that litigation will not occur or that the outcome of this litigation will not be adverse to us. The failure to obtain necessary licenses or other rights, the occurrence of litigation arising out of infringement claims or an adverse outcome from infringement litigation could have a material adverse effect on our business. In any event, patent litigation is expensive, and our operating results could be materially adversely affected by any infringement litigation, regardless of its outcome.

     We intend to protect our trade secrets and proprietary technology, in part, through confidentiality and non-competition agreements. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by others.

     In addition, the laws of some foreign countries do not offer protection of our proprietary rights to the same extent as do the laws of the United States.

Government Regulation

     We believe that we are in substantial compliance with all material federal and state laws and regulations governing our limited operations. Compliance with federal and state environmental laws and regulations did not have a material effect on our capital expenditures, earnings or competitive position during the year ended June 30, 1999 or the fiscal quarters ended September 30, 1999 and December 31, 1999.

Employees

     As of December 31, 1999, we had five employees. All four key employees have signed employment agreements with us. In January of 2000, our newly formed subsidiary, Nanopierce Card Technologies, had one new employee, Karl Heinz Kuhn and had another employee, Michael Kober, scheduled to begin work in March of 2000. We anticipate that we will enter into employment agreements with both of those individuals. None of our employees are represented by a labor union or are subject to a collective bargaining agreement. We believe that our relations with our employees are excellent.

Legal Proceedings

     We were involved in litigation with Louis DiFrancesco, the inventor of the particle technology, relating to ownership of our intellectual property and the rights as to who should receive royalty payments from licenses. We negotiated a settlement to that litigation and, based on a declaratory judgment entered on November 30, 1999, we own all of the right, title and interest to the intellectual property that was under litigation. Mr. DiFrancesco is entitled to royalty payments, maintenance fees and other amounts from the licensees relating to the patents that were outstanding as of September 3, 1996 and is granted a license to produce sockets and for layer to layer interconnections for one customer as described more fully above under "--Intellectual Property."

                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of our preferred stock, $.0001 par value per share. As of February 1, 2000, we had 34,453,791 shares of common stock and no shares of preferred stock issued and outstanding. We have outstanding warrants to purchase 11,957,500 shares of common stock, options to purchase 3,875,000 shares of common stock and debentures which, if converted, would total 1,372,213 shares of common stock and up to an additional 1,372,213 shares of common stock may be issuable upon the change in conversion rate on the convertible debentures based on a decrease in the price of our common stock. These numbers include the warrants and the convertible debentures that were sold to Equinox Investors LLC that are described below, as well as the warrants that were sold to EBI Securities Corporation. Overall, we would have a total of 53,330,717 shares of common stock issued and outstanding if all of our outstanding convertible securities are exercised and converted into common stock.

Common Stock

     Each share of common stock is entitled to one vote on each matter submitted to a vote of the stockholders and is equal to each other share with respect to voting, liquidation and dividend rights. Holders of the common stock are entitled to receive the dividends, if any, as may be declared by the Board of Directors out of assets legally available therefor and to receive net assets in liquidation after payment of all amounts due to creditors and any liquidation preference due to preferred stockholders. Holders of the common stock have no conversion rights and are not entitled to any preemptive or subscription rights. The common stock is not subject to redemption or any further calls or assessments. The common stock does not have cumulative voting rights in the election of directors.

     The transfer agent for the common stock is Corporate Stock Transfer, Inc., 3200 South Cherry Creek Drive, Suite 430, Denver, Colorado 80209.

     Dividend Policy

     While there currently are no restrictions prohibiting us from paying dividends to our stockholders, we have not paid any cash dividends on our common stock, in the past and does not anticipate paying any dividends in the foreseeable future. Earnings, if any, are expected to be retained to fund our future operations. There can be no assurance that we will pay dividends at any time in the future.

     Price Range of Common Stock

     The common stock presently is traded on the over-the-counter market on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. ("NASD"). The NASDAQ symbol for the common stock is "NPCT." The common stock is also traded on the Third Market Segment of the Frankfurt Stock Exchange under the symbol "NPI."

     The following table sets forth the range of high and low bid quotations for the common stock of each full quarterly period during the last three fiscal quarters, rounded to the nearest penny. The quotations were obtained from information published by the NASD and reflect interdealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The average of the closing bid and asked prices for the common stock was $6.13 on March 13, 2000.

2000 Fiscal Year                                              High                          Low
-----------------------------------------------   ----------------------------   --------------------------
          December 31, 1999                                   $2.25                         $1.81

          September 30, 1999                                  $0.41                         $0.34

          June 30, 1999                                       $0.44                         $0.42

     While a limited market did exist for the common stock under our former names of Mendell-Denver Corporation and Sunlight Systems, Ltd., it was so insignificant in volume that it was not representative of a true market or a realistic market valuation of the common stock. Accordingly, any information relating to former market activity is deemed immaterial and has not been included herein. This information can be obtained from the NASD by anyone interested in this type of historical data.

     As of February 1, 2000, there were 135 holders of record of our 34,453,791 outstanding shares of common stock. Based upon information provided to us by persons holding securities for the benefit of others, it is estimated that we have in excess of 1,000 beneficial owners of our common stock as of February 1, 2000.

Warrants

     For a complete description of the terms and conditions of the Equinox warrants and the EBI warrants that are offered in this prospectus, as well as the conditional warrant, please refer to the Equinox warrants, the EBI warrants and the conditional warrant which are all filed as exhibits to the registration statement. The descriptions of the Equinox warrants, the EBI warrants and the conditional warrant in this prospectus that follow are qualified in their entirety by reference to those exhibits.

     Equinox Warrants

     The initial Equinox warrants offered by Equinox Investors LLC entitle the holder to purchase up to 150,000 shares of our common stock at an exercise price of $2.915 per share at any time commencing on January 11, 2000, and ending at 5:00 p.m. Eastern Time on January 10, 2003.

     Assuming the conditional warrant is exercised, the additional Equinox warrants entitle the holder to purchase up to 250,000 shares of our common stock at an exercise price of $2.915 per share from the time the conditional warrant is exercised, and ending at 5:00 p.m. Eastern Time on January 10, 2003.

     The exercise price and number of shares of common stock or other securities issuable upon exercise of the Equinox warrants is subject to adjustment in some circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation or our distribution to the holders of common stock of cash, evidences of our indebtedness or other of our securities or assets, other than cash dividends or distributions payable out of earned surplus or net profits for the current or preceding year.

     EBI Warrants

     The EBI warrants offered by EBI Securities Corporation entitle the holders to purchase up to 230,000 shares of our common stock at an exercise price of $2.915 per share at any time commencing on January 11, 2000 and ending at 5:00p.m. Eastern Time on January 10, 2003.

     Currently there exists no public market for any warrants and no assurances can be given that a public market will develop in the future. See "RISK FACTORS
- No market exists for warrants."

     Conditional Warrant

     The conditional warrant specifies that, from January 11, 2000 until June 11, 2000, upon the occurrence of various conditions that are specified in the conditional warrant, including conditions regarding trading volume and price of the common stock and a registration statement that includes the common stock underlying the conditional warrant, we can demand the holder to purchase up to $2,500,000 principal amount of the additional debentures and for each $1,000,000 of additional debentures to be purchased, to purchase 100,000 in additional warrants. The holder of the conditional warrant does not have the right to exercise the conditional warrant unless we demand the exercise and the conditions that are specified in the conditional warrant are met.

Equinox Debentures

     The Equinox debentures sold to Equinox Investors LLC under the Securities Purchase Agreement are not offered in this prospectus. For a complete description of the terms and conditions of the Equinox debentures, please refer to the Equinox debentures which are filed as exhibits to the registration statement. The description of the Equinox debentures in this prospectus is qualified in its entirety by reference to those exhibits.

     Each of the initial Equinox debentures held by the holder entitles the holder to convert their initial Equinox debentures into shares of our common stock at a conversion rate that is equal to the quotient obtained by dividing the principal amount of the initial Equinox debentures by the lesser of (a) $2.915 and (b) the product obtained by multiplying 0.80 by the average of the three lowest daily closing bid prices during the 30 trading days immediately preceding the date on which notice of conversion is provided.

     If the conditional warrant is exercised, the additional Equinox debentures held by the holder entitle the holder to convert the additional Equinox debentures into common stock at a conversion rate that is the same as provided for in the initial Equinox debentures.

     As of February 1, 2000, if all $1,500,000 of the initial Equinox debentures and all $2,500,000 of the additional Equinox debentures were converted into common stock, the holders of those securities would be entitled to 1,372,213 shares of common stock and up to an additional 1,372,213 shares of common stock if the conversion ratio of the debentures changes as a result of a decrease in the price of our common stock.

                           SELLING SECURITY HOLDERS

     The securities offered in this prospectus are being sold for the account of selling security holders based on the Securities Purchase Agreement. The following table sets forth:

     (a) the names of the selling holders,

     (b) the nature of any position or other material relationship, if any, which the selling holders have or have had with us, our predecessors or affiliates during the past three years,

     (c) the number of shares of common stock, and the number of warrants and conditional warrants currently beneficially owned by the selling holders,

     (d) the amount of common stock and warrants offered by the selling holders and

     (e) the amount and, if 1% or more, the percentage of shares of common stock and warrants that will be beneficially owned by the selling holders after completion of the offering, assuming the sale of all of the shares and warrants, respectively, as shown in (d) above.


      (a)               (b)                        (c)                            (d)                         (e)
                     Material
                   relationship
                       with                                                                                Amount of
Selling              Nanopierce              Amount of common                                             common stock/
 stockholder/        within the           stock/warrants owned              Amount of common             warrants owned
 warrant holder     last 3 years            before offering               stock(1)/warrants offered       after offering(2)
Equinox               None                     0/400,000                    1,772,213/400,000                    0/0
 Investors LLC
EBI Securities        None                     0/230,000                      230,000/230,000                    0/0
 Corporation

(1) Assumes that the conditional warrant purchased by Equinox Investors LLC is exercised and that all Equinox debentures, Equinox warrants and EBI warrants are exercised and converted into shares of common stock at a conversion price and an exercise price of $2.915 per share. However, if the conversion ratio changes because of a decrease in the price of our common stock, the 1,772,213 shares of common stock may increase to as many as 3,144,426 shares of common stock.
(2) Assumes that all of the shares and warrants being offered in this prospectus are sold by the selling holders and that all convertible debentures are fully converted into common stock. There is no assurance that the selling holders will sell any or all of their shares or warrants offered in this prospectus.

     We are offering for Equinox Investors LLC by this prospectus only the number of shares of our common stock that is indicated in the table above. This number of shares is based on the number of shares of our common stock that we are required to register based on our agreement with Equinox Investors LLC. If the number of shares of common stock issuable upon conversion of the Equinox debentures increases because the price of our common stock decreases, we will file a new registration statement under which any additional shares of common stock can be sold.

                             PLAN OF DISTRIBUTION

     Of the securities offered in this prospectus, the Equinox warrants have been sold to Equinox Investors LLC based on the terms of the Securities Purchase Agreement and the EBI warrants have been sold to EBI Securities Corporation.
The Equinox warrants, the EBI warrants and the shares of common stock issuable upon conversion or exercise of the Equinox warrants, the EBI warrants and the Equinox debentures, may be resold based on this prospectus.

     We have been advised by the selling holders that they may sell or transfer all or a portion of the common stock and warrants offered in this prospectus from time to time to third parties (including purchasers) directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling holders and/or from purchasers of the common stock or warrants for whom they may act as agent. These sales and transfers of the common stock, and where applicable the warrants, may be effected from time to time in one or more transactions on the OTC Bulletin Board, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. Any or all of the shares of common stock and warrants may be sold or transferred from time to time by means of :

     . a block trade in which the broker or dealer so engaged will attempt to sell the common stock or warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker or dealer as principal and resale by that broker or dealer for its account based on this prospectus;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     .  the writing of options on the common stock or warrants;

     . pledges as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder;

     .  gifts, donations and contributions; and

     .  any other legally available means.

     To the extent required, the number of shares of common stock or warrants to be sold or transferred, the purchase price, the name of any agent, broker, dealer or underwriter and any applicable discounts or commissions and any other required information with respect to a particular offer will be shown in an accompanying prospectus supplement. The aggregate proceeds to the selling holders from the sale of the common stock or warrants will be the purchase price of that common stock or warrants less any commissions. This prospectus also may be used, with our prior written consent, by donees and pledgees of the selling holders.

     If necessary to comply with state securities laws, the common stock and warrants will be sold only through registered or licensed brokers or dealers.
In addition, the common stock and warrants may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. See "RISK FACTORS - State Blue Sky Laws may prevent sales of securities" and "- Federal laws may prevent conversion of debentures and exercise of warrants."

     The selling holders and any brokers, dealers, agents or underwriters that participate in the distribution of the common stock and warrants may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by those brokers, dealers, agents or underwriters and any profit on the resale of the common stock and warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     No underwriter, broker, dealer or agent has been engaged by us in connection with the distribution of the common stock or warrants.

     Any common stock and warrants covered by this prospectus which qualify for sale based on Rule 144 under the Securities Act may be sold under Rule 144 rather than based on this prospectus. There is no assurance that Equinox Investors LLC or EBI Securities Corporation will sell any or all of the common stock or warrants. Equinox Investors LLC or EBI Securities Corporation may transfer, devise or gift common stock and warrants by other means not described herein.

     We will pay all of the expenses incident to the registration of the common stock and warrants, other than underwriting discounts and selling commissions, if any.

     We have agreed to indemnify the selling security holders against some of the liabilities under the Securities Act arising from this prospectus or the registration statement of which it is a part.

                                    EXPERTS

     Our financial statements incorporated herein by reference have been so incorporated in reliance upon the report of Gelfond Hochstadt Pangburn & Co., independent certified public accountants, which expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern, given upon their authority as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Exchange Act and, therefore, we file reports and other information with the SEC. Those reports and other information can be obtained at or from:

          . the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, information about which can be obtained by calling the SEC at 1-800-SEC-0330;

          . the SEC's New York regional office at Seven World Trade Center, 13th Floor, New York, New York 10048;

          . the SEC's Chicago regional office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

          . the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the SEC.

Some locations may charge prescribed or modest fees for copies.

                            ADDITIONAL INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. This prospectus is only a part of that registration statement, and does contain all of the information that is included in the registration statement, several sections of which are not included at all in this prospectus. The statements contained in this prospectus, including statements as to the contents of any contract or other document, are not necessarily complete. You should refer to the registration statement and to an actual copy of the contract or document filed as an exhibit to the registration statement for more complete information. The registration statement may be obtained from the SEC through one of the methods described above in "AVAILABLE INFORMATION."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that is incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus, or after the date of this initial registration statement and before the effectiveness of the registration statement.

     . Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 that was filed with the SEC on September 28, 1999;

     . Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 that was filed with the SEC on November 12, 1999;

     . Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999 that was filed with the SEC on February 11, 2000.

On request we will provide at no cost to each person, including any beneficial owner, who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any of such documents, however, unless such exhibits are specifically incorporated by reference into those documents.

--------------------------------------------------------------------------------

     The only sources of information given to you by us about your investment decision are this prospectus and any documents referred to in this prospectus. We did not authorize anyone to give you any other information about your investment decision.

     This prospectus is not an offer to sell securities and is not meant to induce the sale of securities if it would violate state law. If the persons who are trying to offer the securities for sale, or the persons who receive those offers for sale are prohibited from doing so under state law, this prospectus is not meant to induce sale of the securities described in this prospectus.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
FORWARD-LOOKING STATEMENTS.............................................     1
PROSPECTUS SUMMARY.....................................................     2
RISK FACTORS...........................................................     5
USE OF PROCEEDS........................................................    12
THE COMPANY............................................................    13
DESCRIPTION OF SECURITIES..............................................    22
SELLING SECURITY HOLDERS...............................................    25
PLAN OF DISTRIBUTION...................................................    25
EXPERTS................................................................    27
AVAILABLE INFORMATION..................................................    27
ADDITIONAL INFORMATION.................................................    27
INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE.................................................    27

                       3,374,426 shares of common stock

                        630,000 common stock purchase
                                   warrants


                                  NANOPIERCE
                              TECHNOLOGIES, INC.


                                 COMMON STOCK
                                      AND
                        COMMON STOCK PURCHASE WARRANTS

                             _____________________

                                  PROSPECTUS
                             _____________________





                                March __, 2000


===============================================================================

    PART II                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other           The following are the estimated expenses in connection
Expenses of          with the registration and distribution of the shares
Issuance and         and warrants:
Distribution.


                        Securities and Exchange Commission
                        Registration Fee                      $1,541
                        Printing and Engraving Expenses       10,000*
                        Accounting Fees and Expenses          15,000*
                        Legal Fees and Expenses               35,000*
                        Miscellaneous                              0*

                                    Total                    $61,541*

                      _______________
                      *Estimated.


Item 15.                 Article VII of the registrant's Articles of
Indemnification of   Incorporation, as amended, provides  that the registrant
Directors and        shall indemnify its directors, officers, employees and
Officers.            agents to the maximum extent and in accordance with the
                     provisions of the Nevada General Corporation Law, as in effect from time to time. Sections 78.7502 and 78.751 of the Nevada General Corporation Law provide generally and in pertinent part that a Nevada corporation may indemnify its directors and officers against expenses, judgements, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action or any administrative or investigative proceeding, except actions by or in the right of the corporation, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.
                     Section 78.7502 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them in connection therewith, provided that they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Section 78.751 permits a Nevada corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and Section 78.752 permits a Nevada corporation to purchase indemnity insurance or make other financial arrangements on behalf of its directors and officers.

                         Article VIII of the registrant's Articles of
                     Incorporation provides that directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from (a) any breach of the director's loyalty to the registrant or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any transaction from which the director receives an improper personal benefit, or (d) any other act expressly proscribed or for which directors are otherwise liable under the Nevada General Corporation Law. See Item 17 "Undertakings" herein.

Item 16.             (a)  Exhibits.  The following is a complete list of
Exhibits and         Exhibits filed as part of this registration statement.
Financial            Exhibit numbers correspond to the numbers in the exhibit
Statement            table of Item 601 of Regulation S-K.
Schedules.

  Exhibit No.                                    Description
    2.00         Agreement dated February 26, 1998, by and among the registrant, Particle Interconnect
                 Corporation and Intercell Corporation (incorporated by reference to Exhibit 2.01 to the registrant's Current Report on Form 8-K, dated February 26, 1998, filed on March 12, 1998)
    3.01         The Articles of Incorporation of registrant (incorporated by reference to Exhibit 4.01 to the registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998, filed on October 8, 1998)
    3.02         Amendment to the Articles of Incorporation of registrant (incorporated by reference to
                 Exhibit 4.02 to the registrant's Annual Report on Form 10-KSB for the fiscal year ended June
                 30, 1998, filed on October 8, 1998)
    *3.03        Amendment to the Articles of Incorporation of registrant
    *4.01        Debentures issued to Equinox Investors LLC (Form of Debenture included as Exhibit A to
                 Exhibit 10.01)
    *4.02        Warrant issued to Equinox Investors LLC (Form of Warrant included as Exhibit B to Exhibit
                 10.01)
    *4.03        Conditional Warrant issued to Equinox Investors LLC (Form of Conditional Warrant included as
                 Exhibit C to Exhibit 10.01)
    *4.04        Warrant issued to EBI Securities Corporation
    #4.05        Warrant issued to EBI Securities Corporation to purchase 150,000 shares of registrant's
                 Common Stock
    #4.06        Warrant issued to EBI Securities Corporation to purchase 50,000 shares of registrant's
                 Common Stock
    *5.00        Opinion from Kutak Rock LLP
    *10.01       Securities Purchase Agreement between the registrant and Equinox Investors LLC, dated as of
                 January 11, 2000
    *10.02       Registration Rights Agreement between the registrant and Equinox Investors LLC, dated as of
                 January 11, 2000 (Form of Agreement included as Exhibit E to Exhibit 10.01)
    *10.03       Letter Agreement dated February 14 by and between the registrant and Ladenburg Thalmann
                 &  Co., Inc.
    #23.01       Consent of Gelfond Hochstadt Pangburn & Co.
    *23.02       Consent of Kutak Rock LLP (included in Exhibit 5.00)
    #24.00       Power of Attorney (included on page II-5 of the registration statement)

________________

*Previously filed.
#Filed herewith.


Item 17.  Undertakings.

     (a) The undersigned registrant will:

          (i) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (1) include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (2) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (3) include any additional or changed material information on the plan of distribution.

          (ii) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (iii) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 14, 2000.


                                   NANOPIERCE TECHNOLOGIES, INC.



                                   By /s/ Paul H. Metzinger
                                      ---------------------------------------
                                          Paul H. Metzinger, President, Chief
                                          Executive Officer and Director

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul H. Metzinger and Herbert J. Neuhaus, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as full as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, lawfully may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 is signed by the following persons in the capacities and on the dates indicated.

                 Signature                                 Title                               Date
/s/ Paul H. Metzinger                               President, Chief Executive            March 14, 2000
--------------------------------------------        Officer and Director
    Paul H. Metzinger                               (Principal Executive
                                                    Officer)

     * * * *                                        Director                              March 14, 2000
--------------------------------------------
    Herbert J. Neuhaus

    * * * *                                         Chief Financial Officer               March 14, 2000
--------------------------------------------        (Principal Accounting
    Kristi J. Kampmann                              Officer)

* * * * By: /s/ Paul H. Metzinger
           ---------------------------------
                Paul H. Metzinger, as
                attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit No.                                Description
    2.00        Agreement dated February 26, 1998, by and among the registrant,
                Particle Interconnect Corporation and Intercell Corporation
                (incorporated by reference to Exhibit 2.01 to the registrant's
                Current Report on Form 8-K, dated February 26, 1998, filed on
                March 12, 1998)
    3.01        The Articles of Incorporation of registrant (incorporated by reference to Exhibit 4.01 to the registrant's Annual Report on
                Form 10-KSB for the fiscal year ended June 30, 1998, filed on
                October 8, 1998)
    3.02        Amendment to the Articles of Incorporation of registrant
                (incorporated by reference to Exhibit 4.02 to the registrant's
                Annual Report on Form 10-KSB for the fiscal year ended June 30,
                1998, filed on October 8, 1998)
   *3.03        Amendment to Articles of Incorporation of registrant
   *4.01        Debenture issued to Equinox Investors LLC (form of Debenture included as Exhibit A to Exhibit 10.01)
   *4.02        Warrant issued to Equinox Investors LLC (form of Warrant
                included as Exhibit B to Exhibit 10.01)
   *4.03        Conditional Warrant issued to Equinox Investors LLC (form of
                Conditional Warrant included as Exhibit C to Exhibit 10.01)
   *4.04        Warrant issued to EBI Securities Corporation
   #4.05        Warrant issued to EBI Securities Corporation to purchase 150,000 shares of the registrant's Common Stock
   #4.06        Warrant issued to EBI Securities Corporation to purchase 50,000 shares of the registrant's Common Stock
   *5.00        Opinion from Kutak Rock LLP
  *10.01        Securities Purchase Agreement between the registrant and Equinox
                Investors LLC, dated as of January 11, 2000
  *10.02        Registration Rights Agreement between the registrant and Equinox
                Investors LLC, dated as of January 11, 2000 (form of Agreement included as Exhibit E to Exhibit 10.01)
  *10.03        Letter Agreement dated February 14, 2000 by and between the registrant and Ladenburg Thalmann & Co., Inc.
  #23.01        Consent of Gelfond Hochstadt Pangburn & Co.
  *23.02        Consent of Kutak Rock LLP (included in Exhibit 5.00)
  #24.00        Power of Attorney (included on page II-5 of the registration statement)

___________________

*Previously filed.
#Filed herewith.